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                                  EXHIBIT 99.1

                                                          For Immediate Release


Media Contact
Melanie de Vries

Investor Relations Contact
Frank Jerneycic

Childtime Learning Centers, Inc.
38345 West 10 Mile Road, Suite 100
Farmington Hills, MI  48335
248-476-3200
http://www.childtime.com

CHILDTIME LEARNING CENTERS REPORTS NOTIFICATION FROM NASDAQ OF ITS FAILURE TO MEET LISTING REQUIREMENTS AND TIMEFRAME TO REGAIN COMPLIANCE

FARMINGTON HILLS, MI, May 13, 2003 -- Childtime Learning Centers, Inc. (NASDAQ:
CTIM), today announced that it has received notification from Nasdaq Listing Qualifications that, for the last 30 consecutive trading days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until November 10, 2003, to regain compliance or be subject to possible delisting. If at anytime before November 10, 2003, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Company will regain compliance with Rule 4310(c)(4) and avoid delisting.

If the Company fails to demonstrate compliance by November 10, 2003, Nasdaq Listing Qualifications will determine whether the Company meets the initial listing criteria for the Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A). Such criteria require an issuer to have either shareholders' equity of at least $5 million, market value of listed securities of at least $50 million, or net income from continuing operations of $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. As of May 13, 2003, the Company meets this requirement. If the initial listing criteria are met as of November 10, 2003, the Company will be provided with an additional 180 day grace period to demonstrate compliance. If the Company fails to meet compliance in the second 180 day compliance period, it may be afforded an additional 90 day compliance period, provided that it meets Marketplace Rule 4310(c)(2)(A). Otherwise, the Company will receive notification that its securities will be delisted. At that time, the Company will have the opportunity to appeal the decision to a Nasdaq Listing Qualifications Panel.

Childtime Learning Centers, Inc., of Farmington Hills, MI, acquired Tutor Time Learning Systems, Inc. on July 19, 2002 and is now one of the nation's largest publicly traded child care providers with operations in 27 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and provides education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.